UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 7, 2006
ONYX PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

0-28298 (Commission File No.)	94-3154463 (IRS Employer Identification No.)
2100 Powell Street
Emeryville, California 94608
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (510) 597-6500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    Entry into a Material Definitive Agreement.
     On September 7, 2006, Onyx Pharmaceuticals, Inc., or Onyx, entered into a separation agreement with Fabio M. Benedetti, M.D., who had served as Onyx’s Vice President, Medical Affairs, pursuant to which Dr. Benedetti resigned as an employee and officer of Onyx effective September 15, 2006. As severance, Onyx has agreed to pay Dr. Benedetti the equivalent of 6 months of his base salary, less standard withholdings and deductions, payable over Onyx’s standard payroll periods, together with up to 6 months of premiums necessary to continue his current health insurance coverage. Under the separation agreement, Dr. Benedetti has agreed to provide up to 20 hours of consulting services per month to Onyx for 6 months following his resignation at an hourly rate of $250. Outstanding Onyx stock options held by Dr. Benedetti will continue to vest during the consulting period and vested stock options will be exercisable for 90 days following the termination of the consulting period. In connection with the separation agreement, Dr. Benedetti granted a release in favor of Onyx. This description is qualified in its entirety by reference to the copy of the separation agreement attached hereto as Exhibit 10.37 and incorporated herein by reference.
     Todd J. Yancey, M.D. joined Onyx in August 2006 as Vice President, Medical Affairs. Previously, Dr. Yancey was a Medical Director at Genentech, Inc. in the Tarceva drug development program. Prior to that, he was at Amgen in both the US and European Oncology organizations and also served as Director and Team Leader, Inflammation Regional Medical Liaisons. Dr. Yancey earned his M.D. and B.A. at the University of Virginia and completed his residency and fellowship training at the New York Hospital-Cornell University Medical College.
ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits

Exhibit Number	Description
10.37	Separation Agreement between Onyx Pharmaceuticals, Inc. and Fabio M. Benedetti, M.D., dated September 6, 2006.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONYX PHARMACEUTICALS, INC.
Dated: September 7, 2006	By:	/s/ Gregory J. Giotta
Gregory J. Giotta J.D., Ph.D.
Vice President and Chief Legal Counsel

EXHIBIT INDEX

Number	Description
10.37	Separation Agreement between Onyx Pharmaceuticals, Inc. and Fabio M. Benedetti, M.D., dated September 6, 2006.